Exhibit 10.8

EMPLOYMENT AGREEMENT

This Employment Agreement (the Agreement) is made by and among Summit Brokerage Services, Inc., (the Company) its subsidiaries, and any successor company, currently at 25 Fifth Avenue, Indialantic. FL. 32903 and Michael E. Dujovne (Employee) currently having an address at 2626 Lowell Circle, Melbourne, FL 32935.

WITNESSETH

Whereas, the Company and Employee wish to set forth the terms and conditions upon which Employee shall hereinafter be employed by the Company.

Now, Therefore, in consideration of the mutual covenants and agreements set forth herein and for other goods and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Term. Employee has been, and shall continue to be, employed by the Company for the period of September 1, 2000, through August 31, 2002, unless sooner terminated in accordance with the terms of this Agreement (such period referred to as the Term). There will be two consecutive optional two-year terms. Each optional year will need the approval of the Company and Employee. As used in this Agreement, “Term” shall refer to the initial term and any renewal terms..

2.	Positions. During the Term, Employee shall serve as the Compliance Officer and In-House Counsel for Summit Brokerage Services, Inc. and its subsidiaries, and shall perform such duties as shall be delegated to him by the officers of that company. Employee will be responsible for performing such duties with respect to all aspects of the company, including the broker-dealer, all insurance activities, registered investment advisor activities, and related company activities.

3.	Compensation. During the first twelve (12) months of the Term, Employee shall receive a base annual salary of seventy five thousand dollars ($75,000.00) (subject to adjustments as set forth herein) and shall receive perquisites as may be directed by the senior officers. Beginning September 1, 2001, and for the remainder of the initial Term, Employee shall receive a base annual salary of eighty thousand dollars ($80,000.00) (subject to adjustments as set forth herein) and shall receive perquisites as may be directed by the senior officers. Upon Employee obtaining the following licenses during the Term of this Agreement, and commencing with the next pay period, Employee’s annual base salary shall be increased by the following amounts:

A.	Series 62 securities license:	$1,500.00
B.	Series 24 securities license:	$1,500.00
C.	Life insurance license:	$2,000.00

Employee shall use his best efforts to obtain said licenses in the order stated above by no later than June 30, 2001. Other licenses that may be necessary for Employee to obtain shall not affect the base salary of Employee, unless agreed to in writing between the Company and Employee.

Between September 1, 2000, and November 30, 2000 (the transition period), Employee will he working for the company on a part-time basis, and shall be compensated on a prorated basis. During September, 2000, Employee shall devote the equivalent of two (2) business days per week to the company, and shall be compensated at a rate of 2/5 (40%) of the base salary stated above, subject to adjustment based on licenses obtained. During October and November, 2000, Employee shall devote the equivalent of three (3) business days per week to the company, and shall be compensated at a rate of 3/5 (60%) of the base salary stated above, subject to adjustment based on licenses obtained. Beginning December 1, 2000, Employee shall begin full-time work for the company, and shall be compensated 100% of the base salary stated above, subject to adjustment based on licenses obtained.

4.	Expenses. During the Term, Employee shall be entitled to prompt reimbursement of all business expenses in accordance with the Company’s policy for such reimbursement. Employee shall work primarily out of the Company’s headquarters in south Brevard County, Florida, and Employee shall not be required to relocate outside of south Brevard County, Florida so long as the Company’s headquarters remains in south Brevard County, Florida. In the event of a voluntary relocation of Employee at the request of the Company, the Company will pay all such relocation expenses inclusive of any closing costs and Realtor’s lees in the sale of Employee’s current residence plus all closing costs on the purchase of a new residence. Additionally, the company will pay all interim housing expenses between such relocation and the location in a new residence.

5.	Stock Options. As of the contract commencement date, the Company grants to Employee forty thousand (40,000) options, exercisable for the equivalent number of shares of the Company’s common stock. Options will be granted each year thereafter at a rate of forty thousand (40,000) options annually. The exercise price for each option shall be $2.50 for the first year’s options, and 85% of the closing market price on August 31, 2001 for the second year’s options. Exercise of the options may be done on a cashless basis through the Company or through any securities broker dealer, using the option price value of each share to satisfy the exercise price. Employee shall be 20% vested in the first 40,000 options as of the commencement of the Term, and shall vest an additional 20% on the anniversary date of this Agreement for each year for four years until fully vested. All options granted in years following the first year shall vest in the same manner, with the vesting period commencing as of the date the options are granted. Employee may not exercise the options during the first twelve months after which those particular options are granted.

6.	Change of Control. In the event Employee is terminated in connection with a “change in control” of the Company. Employee shall receive a lump sum payment equal to one year of his compensation as described in paragraph 3, above (at the annual rate, inclusive of all increases through the end of the Term), and all options which were granted as described in paragraph 5 above. A change in control shall mean any sale, merger, transfer stock exchange or acquisition of the Company, in which Employee’s position is either terminated or changed. Furthermore, in the event a “change in control” of the Company occurs, Employee shall become fully vested immediately in all stock options granted, and shall have the right to exercise all options for 100% of their value, irrespective of whether or not Employee’ position is terminated, changed, or remains unchanged.

7.	Benefit Plans. Employee shall he entitled to participate in the Company’s benefit plans in the same manner and subject to the same terms and conditions as the other executives of the company. Said benefit plans include, at a minimum, health insurance and dental insurance plans for Employee. At Employee’s election, Employee may opt for the cash equivalent of the premium amount required to have Employee covered under the Company’s group health and dental insurance plans, in which case Employee shall not be covered by said insurance plans. If Employee elects to receive the cash equivalent of the insurance premiums, said cash equivalent shall be reimbursed by the Company to Employee. The amount of the insurance premiums for Employee shall be determined on an annual basis as of the anniversary date of this Agreement, and the cash equivalent of said premium amounts shall be adjusted accordingly. Employee may, at any time during the Term and effective for the upcoming pay period, elect to participate in the Company’s group insurance plans, in which case the company shall pay the required premiums and shall not reimburse Employee. Employee may choose between these two options throughout the Term.

8.	Termination. The Company may terminate this Agreement at any time for “Cause.” For purposes of this Agreement, “Cause” shall mean the following (i) if Employee has persistently and willfully failed to devote substantially all of his working time to the operations of the Company, after specific written notice has been given by the Company to Employee of such alleged failure and a 20 day opportunity has been given but nothing has been accomplished to substantially cure such failure; (ii) if Employee is indicted of any criminal offense involving a violation of any federal or state securities laws, embezzlement, fraud, wrongful taking of property involving the Company or any subsidiary or its customers, this Agreement may be terminated by the Company. All unexercised options, if payable will be placed in escrow and shall be null and void if Employee is convicted; if Employee is not convicted, all unexercised options shall be made immediately available to Employee; (iii) violation or breach of this Agreement, not corrected within 20 days after written notice of same.

In the event this Agreement shall be terminated by the Company for any reason other than pursuant to paragraph 8(i), (ii) or (iii), Employee shall be entitled to receive all stock options and benefits to which he is entitled pursuant to this Agreement to the end of the Term. All stock options shall he deemed fully vested upon such termination. In addition, Employee shall receive compensation (pursuant to paragraph 3) for either the remaining portion of the Term, or 12 months, whichever is less.

For a period of three (3) years following termination from the Company, Employee will not recruit or allow employees or brokers of the Company to join a securities’ broker/dealer with whom Employee is associated.

9.	Practicing Law. The Company acknowledges that in order to enter into this Agreement and to work for the Company, Employee will be required to wind down his full-time private practice of law, and to forgo most of the income that such private practice afforded Employee. For this reason, the Company and Employee have agreed to the transition period as detailed in paragraph 3, above. In addition, after the transition period, Employee may continue to perform landlord-tenant related legal services for the public, and may devote the equivalent of up to five (5) hours per business week during regular working hours to this end, but this shall riot constitute a breach pursuant to paragraph 8, above. Employee shall be deemed a full-time employee of the Company regardless of the foregoing. Any such legal services shall be performed by Employee at his sole expense, and no staff person or equipment (with the exception of the telephone for Employee to return calls) of the Company shall be used in furtherance of this practice of law. It is understood that said legal services are not being provided for the Company by Employee, nor is the Company entitled to any of the proceeds from said legal services, nor is the Company compensating Employee for these services. Said legal services are not being offered by the Company for its clients or employees, and Employee will make no representations to this effect. Employee will not provide the Company’s address, telephone number or telefax number to his law clients for the purpose of conducting legal work for said clients, nor shall Employee receive mail relating to his legal services at the Company’s address. Employee shall not use the Company’s name in connection with his private legal services. Employee shall not provide legal services in the securities or investment fields during the Term of this Agreement. The Company shall have no legal or contractual relationship with Employee’s private practice of law. Employee shall not represent any person or entity that Employee knows in advance has made a legal claim against the Company. By execution of this Agreement, Employee indemnifies the Company for any liabilities incurred by the Company related to Employee’s legal services performed outside the duties of the Position, as described in section 2 above.

10.	Company Vehicle. At Employee’s election, and by giving the Company no less than ten (10) days’ notice prior to the end of any calendar month during the Term, Employee may have the loan or lease payments on his automobile paid by the Company, with Employee’s annual salary being accordingly reduced by twelve (12) times the amount of the monthly loan or lease payment of the automobile, with withholdings from income based on this reduced amount. The Company may co-sign on the loan or lease for this purpose at the Company’s discretion. For purposes of calculating bonuses, cost of living adjustments, or raises on a percentage basis for Employee, the full annual salary (as opposed to the reduced annual salary described in this paragraph) shall be used as the base salary. In the event of termination, the Company shall no longer be required to make payments on the loan or lease, and Employee shall be liable for any remaining monthly loan or lease payments. During tine Term, Employee may elect, by giving the Company no less than ten (10) days’ notice prior to the end of any calendar month, to resume making payments on his automobile, in which case Employee’s annual salary shall be returned to the full amount as called for in paragraph 3, above.

11.	Training, Licenses, and Continuing Education. The Company shall pay for or promptly reimburse employee for the full costs of the following: (A) all costs, including but not limited to fees, tuition, texts, travel or mileage, and accommodations associated with licenses required by the Company; (B) Florida Bar Dues (including two practice areas); (C) Brevard County Bar Association Dues; (D) all costs, including but not limited to fees, tuition, texts, travel or mileage, and accommodations associated with continuing legal education; and (E) if applicable, all occupational licenses with respect to work that Employee will perform for the Company.

12.	Authority: No Conflict. Employee and the Company each represent and warrant that (A) each has the full power and authority to enter into this Agreement and to perform each of their obligations hereunder, (B) the Company’s senior officers have reviewed and considered this Agreement, have approved same, and have directed the chief executive officer to execute same, and (C) the execution, delivery and performance by Employee and the Company of this Agreement will neither (i) violate, conflict with, or result in any breach of any contract or other Agreement by Employee or the Company nor (ii) violate any law, statute, or other requirement of any governmental body.

13.	Miscellaneous. This Agreement (i) contains the entire understanding of the parties with respect to the subject matter hereof and supercedes all prior agreements of the parties, written or oral, of any nature whatsoever, (ii) shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and (iii) shall be governed by the laws of the state of Florida, with venue for any action or arbitration being in Brevard County, Florida (or the territory covering Brevard County, Florida, if it falls outside of Brevard County, Florida) without giving effect to the conflicts of law provisions thereof.

14.	Severability. In the event any provision of this Agreement is determined by a court or arbitrator of competent jurisdiction to be unenforceable, the remaining terms of this Agreement shall continue to be of full force and effect.

Accepted and agreed to by the undersigned effective the first (1st) day of September, 2000.

Summit Brokerage Services, line
(“the Company”)

/s/ Richard Parker

By: Richard Parker, its Chief Executive Officer	Witness

/s/ Michael Dujovne

Michael E. Dujovne	Witness
(“Employee”)

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